BAKER & HOSTETLER LLP
                              3200 National City Center
                                 1900 E. Ninth Street
                                 Cleveland, OH 44114




                                     May 20, 1997





          Associated Estates Realty Corporation
          5025 Swetland Court
          Richmond Heights, Ohio 44143-1467

                       Re:  AERC 401(k) Savings Plan and Trust

          Gentlemen:

                    We have acted as counsel to Associated Estates Realty Corporation, an Ohio corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933, as amended, relating to the offering of up to 45,000 Common Shares, without par value (the "Common Shares"), of the Company pursuant to the AERC 401(k) Savings Plan and Trust (the "Plan") and the preparation of a Registration Statement on Form S-8 registering Common Shares, without par value (the "Common Shares"), of the Company and interests in the Plan to be offered and sold pursuant to the Plan. We have examined the Plan and such documents, records and matters of law as we deem necessary for purposes of this opinion and, based thereon, we are of the opinion that:

                    1. The interests in the Plan, when offered to Participants in the Plan in accordance with the terms of the Plan, will be legally issued; and

                    2. The Common Shares of the Company which may be issued, transferred or sold by the Company to the Plan will be, when issued, transferred or sold in accordance with the terms of the Plan, duly authorized, legally issued, fully paid and nonassessable so long as the issuance or sale of any newly issued Common Shares, or the transfer or sale of any Common Shares held as treasury shares, is duly authorized by the Company's Board of Directors prior to any such issuance, transfer or sale.

                    The Company intends to apply for a determination letter from the Internal Revenue Service (the "IRS") that the Plan, as amended, continues to meet the requirements for qualification





          under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), and that the Trust Agreement is tax exempt under the Code. We believe that the provisions of the documents constituting the Plan and Trust Agreement substantially comply with the requirements of the Code and the Employee Retirement Income Security Act of 1974, as amended, pertaining to such provisions. The IRS may, however, require changes in provisions of the Plan and Trust Agreement documents prior to issuing a determination letter with respect to the Plan and related Trust Agreement. We have been advised by the Company that it intends to comply with any reasonable request of the IRS for changes in the documents in order to obtain such a determination letter.

                    In rendering the foregoing opinion, we express no opinion as to whether the Plan will be qualified in its operation or whether it will meet the requirements of Section 401(k) and 410(b) of the Code, relating to nondiscrimination in participation, or Section 401(a)(4) and other applicable provisions of the federal tax laws relating to prohibited discrimination in favor of officers, shareholders or highly compensated employees, which are factual issues depending upon the circumstances from time to time.

                    We hereby consent to the filing of this opinion as
          Exhibit 5 to the Registration Statement on Form S-8 and to the reference to our firm under the caption "Legal Matters" in the prospectus which is a part of such Registration Statement.

                                             Very truly yours,

                                             Baker & Hostetler LLP


                                             /s/ Suzanne Hanselman
                                             Suzanne K. Hanselman